Exhibit 5.1

January 6, 2025

Neuphoria Therapeutics Inc.

100 Summit Dr

Burlington, Massachusetts 01803

Ladies and Gentlemen:

We have acted as counsel to Neuphoria Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Company’s proposed issuance and sale, through H.C. Wainwright & Co., LLC, as sales agent (the “HCW”), of up to $2,000,000 of shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), from time to time and at various prices in an “at-the-market” offering. The proposed issuance and sale of Shares will be conducted pursuant to (i) that certain At The Market Offering Agreement, dated November 18, 2024 (as amended, the “Offering Agreement”), by and among the Company and HCW, and (ii) the Company’s Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on November 18, 2024 (File No. 333-283306, the “Registration Statement”).

As counsel to the Company in connection with the proposed potential issuance and sale of the Shares, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”): (i) the Offering Agreement, (ii) the Registration Statement and a draft of the prospectuses contained in the Registration Statement, (iii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, and (iv) the proceedings and actions taken by the Board of Directors of the Company (or a duly authorized committee thereof) to authorize and approve the transactions contemplated by the Offering Agreement, the execution and delivery of the Offering Agreement, and the issuance and sale of the Shares (the “Resolutions”). We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so, and that each of the parties executing any of the Documents have duly and validly done so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic

Australia | Canada | China | Colombia | France | Germany | Israel | Morocco
South Korea | United Arab Emirates | United Kingdom | United States

copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

4. The Company will issue the Shares in accordance with the Resolutions and, prior to the issuance of any Shares, the Company will have available for issuance, under the Company’s Amended and Restated Certificate of Incorporation, as amended, the requisite number of authorized but unissued shares of common stock; however, the Company shall not issue any shares in excess of its then authorized and available Shares. As of the date hereof, the Company has available for issuance, under the Company’s Amended and Restated Certificate of Incorporation, as amended, the requisite number of authorized but unissued shares of common stock for the issuance of the Shares.

Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon the issuance of the Shares pursuant to the terms of the Offering Agreement and the receipt by the Company of the consideration for the Shares (not less than par value) pursuant to the terms of the Offering Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very Truly Yours,

By:	/s/ Rimon P.C.
RIMON P.C.